Exhibit 99



                      NEWS from Lincoln Telecommunications

             Lincoln Telecommunications Completes Nebraska Cellular

                        Telephone Corporation Acquisition


   For Immediate Release

   July 13, 1995

   Contact:  Elaine Carpenter - (402) 436-4282


             Lincoln, Nebraska-Lincoln Telecommunications (NASDAQ: LTEC) announced that it has completed the acquisition of Nebraska Cellular Telephone Corporation (Nebraska Cellular) effective July 13, 1995. The shareholders of Nebraska Cellular approved the acquisition on May 2, 1995.

             Lincoln Telecommunications is the cellular service provider in Nebraska's two metropolitan service areas (MSAs), Lincoln and Omaha. It is the owner and manager of the Lincoln MSA and a minority owner and manager of the Omaha MSA. Lincoln Telecommunications owned 16 percent of Nebraska Cellular prior to the acquisition.

             "The Nebraska Cellular acquisition is consistent with our growth strategy of expanding our business through selective acquisitions in faster-growing segments of the telecommunication industry," said Frank H. Hilsabeck, president and chief executive officer of Lincoln Telecommunications. "It gives us the opportunity to develop a statewide cellular network in Nebraska, providing seamless coverage from border to border."

             In the acquisition, Lincoln Telecommunications acquired Nebraska Cellular and its statewide network of 10 rural service areas for a combination of approximately 4.3 million shares of new Lincoln
   Telecommunications common stock and $61.6 million in cash. This acquisition increases the company's managed POPs by 828,000.

             When combined with Lincoln Telecommunications' other managed cellular operations, the company will have a wireless footprint reaching
   1.75 million Nebraskans. The acquisition will increase Lincoln Telecommunications' base of cellular subscribers by 187.1 percent. Nebraska Cellular serves approximately 90 percent of the population of Nebraska outside of Lincoln and Omaha. In 1994, Nebraska Cellular's customer base grew 132.9 percent and generated revenues of $23.4 million, up 79.3 percent from 1993.

             Hilsabeck also announced that Kevin Wiley will continue to serve as president of Nebraska Cellular. Brad Hedrick has been named vice president-engineering and Andy Arnold has been named vice president-operations for Nebraska Cellular.

             Lincoln Telecommunications is a full-service communications company headquartered in Lincoln, Nebraska. Through its subsidiaries, it provides local and long-distance voice and data services, directory services, business equipment and cellular and paging services.